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                                                                    EXHIBIT 99.2

                            Trinity Industries, Inc.
            2nd Quarter 2002 Analyst Earnings Release Conference Call
                                 Jim Ivy Script
                                  July 25, 2002

Thank you Neil and good morning everyone. I'll briefly cover some items that affect comparability of our financial results.

In the Rail Group, shipments in North America were slightly less than one-third of prior year shipments though orders and backlog have improved this quarter. Tim will have more to say about that in a few minutes. Included in rail group revenues in the current quarter is $38.1 million of sales to our Leasing & Management Services Group for additions to our lease fleet compared to $49.5 million in the same quarter last year. Operating profit on these sales was about $1.4 million this year compared to $2.6 million last year. Both the revenues and profits resulting from sales to our leasing group are eliminated in consolidation. Year over year, profitability in Europe has declined about $1.4 million, primarily due to unabsorbed burden in the post merger European organization, while revenues there have increased $23 million primarily due to the Thrall merger.

In our Construction Products Group, revenues increased $33 million over the first quarter of this year with seasonal improvement in weather conditions. Year over year, revenues declined this quarter $11.7 million primarily due to closure of two under performing concrete and aggregate locations in Louisiana and, to a lesser extent, continued foreign competition in the fittings business. Margin improvements in this segment were due to cost reductions in concrete and aggregates and efficiency improvements in the Bridge business partially offset by steel cost increases in the highway safety business, which were not passed on to customers until the third quarter.

The Inland Barge Group increased revenues year over year this quarter due to higher hopper barge volume. Operating profit was adversely impacted by $900 thousand in cost incurred related to issues raised by litigation initiated by a tank barge customer in May. Based on extensive investigation by Trinity and by independent experts we have engaged, we do not expect future costs incurred to resolve issues raised by the barge litigation to exceed amounts already provided for in our recorded warranty reserves. Future expense beyond warranty would be in two categories. First, the cost related to the litigation itself which will depend on whether the issue is settled or actually goes to court. Second, additional costs related to communicating with our customers in the industry. We are hopeful that these costs would not exceed another $500 thousand, but it is not totally under our control. An explanation of the issues raised by the litigation will be addressed by Tim after the question and answer session.

In the Industrial Products Group, year over year revenues are up slightly as it appears the Mexico LPG cylinder business is returning to a normal demand level. Operating profit is down due to a $2.2 million reserve established for a long-term LPG equipment lease receivable from a customer who began operating under bankruptcy protection during the quarter. While the customer has not filed financial reports with the courts and we do have title to leased assets, we have taken a conservative view of collectibility for financial reporting purposes. Margins in this



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business have been hurt by reduced demand in the container head business which is affected by the railcar business and the petrochemical industry.

Revenues in the Railcar Leasing and Management Services Group are flat. Revenues for this segment include railcar lease revenue and management fees, as well as sales of railcars from our lease fleet. Railcar lease and management revenues are actually up $5.8 million, but that increase is disguised by the fact that we had railcar fleet sales of $5.7 million in the second quarter last year compared to only $300 thousand this quarter. Fleet sale profit was $1.1 million last year compared to $100 thousand this year. As I discussed on the conference call last quarter, the move of $200 million in railcars into an off balance sheet fleet has affected the comparability of our margins. I won't go into the long explanation now, but feel free to call me if you missed that explanation and want to hear it. Adjusted for this change in circumstances and for the sale of railcars from the fleet, margins have declined about 8% on a year-to-date basis. Slightly over half of this 8% decline is due to reduced utilization and reduced pricing, and the balance is the increase in SE&A I mentioned last quarter in connection with our strategy to grow both the lease fleet and the managed car fleet going forward.

The decline in All Other segment revenues reflect the discontinuance of the concrete mixer truck business last year and the temporary halt in the wind tower business this year. The wind tower business was restarted this quarter and reported a $750 thousand pre-tax loss for the quarter. The role of this business for Trinity is still under consideration. There are not presently enough orders in the backlog to remain open continuously for the remainder of the year.

On a consolidated basis, other expense has increased this quarter over last year due to a charge off of debt issuance cost of $1.3 million related to debt which was replaced with other credit facilities this quarter. Interest expense increased $1.4 million primarily due to a change in rates.

Looking forward, insurance expense is increasing dramatically in the post 9/11 world. Based on our major policy renewals at June 30, increased premiums will cost the equivalent of about 5 cents per share for the second half of the year. You may have seen a press release about our Oracle financial systems implementation and accounting outsourcing. While expected to produce overall savings, this project is expected to add about five to ten cents per share in incremental cost related to training and other transition costs over the next 12 months. The timing of the charges will depend on project progress but one to two cents of the front-end costs may hit in the third quarter of this year.

Now, I will turn it over to John and will be available for questions after John and Tim complete their remarks. John.......